Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 36%; RAISES FULL YEAR 2014 OUTLOOK

•	First Quarter Net Revenues Increased 36% to $642 Million

•	First Quarter Diluted EPS Increased 71% to $0.06, Adjusted for the Company's Two-for-One Stock Split

•	Company Raises 2014 Net Revenues Outlook to a Range of $2.88 Billion to $2.91 Billion (+24% to +25%)

•	Company Raises 2014 Operating Income Outlook to a Range of $331 Million to $334 Million (+25% to +26%)

Baltimore, MD (April 24, 2014) - Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2014. Net revenues increased 36% in the first quarter of 2014 to $642 million compared with net revenues of $472 million in the prior year's period. Net income increased 73% in the first quarter of 2014 to $14 million compared with $8 million in the prior year's period. Diluted earnings per share for the first quarter of 2014 were $0.06 per share on weighted average common shares outstanding of 217 million compared with $0.04 per share on weighted average common shares outstanding of 214 million in the prior year's period. Diluted earnings per share calculations for both periods reflect the Company's two-for-one stock split effective April 14, 2014.

First quarter apparel net revenues increased 33% to $459 million compared with $346 million in the same period of the prior year, including expanded offerings in categories such as golf, hunting, training, studio, and basketball. First quarter footwear net revenues increased 41% to $114 million from $81 million in the prior year's period, led by new introductions in running including SpeedForm Apollo. First quarter accessories net revenues increased 43% to $52 million from $36 million in the prior year's period, primarily driven by headwear. Direct-to-Consumer net revenues, which represented 26% of total net revenues for the first quarter, grew 33% year-over-year. International net revenues, which represented 9% of total net revenues for the first quarter, grew 79% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "We are off to a great start in 2014 driven by broad-based strength across our Apparel, Footwear, and International growth drivers. Our formula for driving newness and innovation in Apparel continues to resonate with consumers and helped deliver over 30% growth for our largest product category. That same model is contributing to success in Footwear, where we accelerated growth in running and brought award-winning product to the marketplace with the SpeedForm Apollo. Finally, we enhanced our ability to reach the global athlete, including the recent expansion of our brand in key Latin American markets, as well as strong gains across Europe and Asia."

Gross margin for the first quarter of 2014 was 46.9% compared with 45.9% in the prior year's quarter, primarily driven by supply chain enhancements and a favorable sales mix in the Factory House outlet business. Selling, general and administrative expenses as a percentage of net revenues were 42.7% in the first quarter of 2014 compared with 43.1%

in the prior year's period. First quarter operating income increased to $27 million compared with $13 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents decreased 30% to $180 million at March 31, 2014 compared with $256 million at March 31, 2013. Inventory at March 31, 2014 increased 46% to $472 million compared with $324 million at March 31, 2013. The Company had $100 million in debt outstanding under its $300 million revolving credit facility at March 31, 2014. In support of the Company's Connected Fitness platform, the $150 million purchase of MapMyFitness in December was funded using $50 million in cash and $100 million under the revolving credit facility. Long-term debt, including current maturities, decreased to $52 million at March 31, 2014 from $60 million at March 31, 2013.

Updated 2014 Outlook
Based on current visibility, the Company expects 2014 net revenues in the range of $2.88 billion to $2.91 billion, representing growth of 24% to 25% over 2013, and 2014 operating income in the range of $331 million to $334 million, representing growth of 25% to 26% over 2013.

Mr. Plank concluded, "This strong start to 2014 illustrates the unlimited potential that still lies ahead for our Brand, whether it is today's opening of our Brand House in New York City or our product hitting shelves for the first time in Brasil. Our opportunity requires that we remain focused on building powerful product platforms that service athletes at home and abroad, on and off the playing field. In the quarters ahead, we will continue to build upon some of our most recent platform launches like SpeedForm and ColdGear Infrared, while also delivering the overall product innovation and performance that athletes have come to expect from our Brand. Through the lens of our global Brand Holidays and leveraging our diverse array of sports marketing and Connected Fitness assets, we are well positioned to tell these stories in new and powerful ways."

Conference Call and Webcast
The Company will provide additional commentary regarding its first quarter results as well as its updated 2014 outlook during its earnings conference call today, April 24, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour's wholly owned subsidiary, MapMyFitness, powers one of the world's largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended March 31, 2014 and 2013
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,
	2014	% of Net Revenues	2013	% of Net Revenues
Net revenues	$641,607	100.0%	$471,608	100.0%
Cost of goods sold	340,917	53.1%	255,057	54.1%
Gross profit	300,690	46.9%	216,551	45.9%
Selling, general and administrative expenses	273,834	42.7%	203,059	43.1%
Income from operations	26,856	4.2%	13,492	2.9%
Interest expense, net	(846)	(0.1)%	(725)	(0.2)%
Other income (expense), net	(874)	(0.2)%	240	0.1%
Income before income taxes	25,136	3.9%	13,007	2.8%
Provision for income taxes	11,598	1.8%	5,193	1.1%
Net income	$13,538	2.1%	$7,814	1.7%
Net income available per common share
Basic	$0.06		$0.04
Diluted	$0.06		$0.04
Weighted average common shares outstanding
Basic	212,383		209,796
Diluted	216,912		214,192
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2014	2013	% Change
Apparel	$459,249	$345,526	32.9%
Footwear	114,044	80,783	41.2%
Accessories	51,553	36,082	42.9%
Total net sales	624,846	462,391	35.1%
Licensing and other revenues	16,761	9,217	81.8%
Total net revenues	$641,607	$471,608	36.0%
NET REVENUES BY SEGMENT

	Quarter Ended March 31,
	2014	2013	% Change
North America	$582,552	$440,868	32.1%
Other foreign countries and businesses	59,055	30,740	92.1%
Total net revenues	$641,607	$471,608	36.0%

Under Armour, Inc.
As of March 31, 2014, December 31, 2013 and March 31, 2013
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/14	As of 12/31/13	As of 3/31/13
Assets
Cash and cash equivalents	$179,926	$347,489	$255,722
Accounts receivable, net	331,299	209,952	246,218
Inventories	472,244	469,006	323,509
Prepaid expenses and other current assets	100,857	63,987	37,227
Deferred income taxes	40,831	38,377	24,765
Total current assets	1,125,157	1,128,811	887,441
Property and equipment, net	240,721	223,952	180,591
Goodwill	123,388	122,244	—
Intangible assets, net	31,571	24,097	3,842
Deferred income taxes	35,538	31,094	26,281
Other long term assets	42,641	47,543	42,333
Total assets	$1,599,016	$1,577,741	$1,140,488
Liabilities and Stockholders’ Equity
Revolving credit facility	$100,000	$100,000	$—
Accounts payable	166,920	165,456	127,327
Accrued expenses	103,844	133,729	66,969
Current maturities of long term debt	4,812	4,972	8,787
Other current liabilities	11,676	22,473	3,246
Total current liabilities	387,252	426,630	206,329
Long term debt, net of current maturities	46,846	47,951	51,658
Other long term liabilities	56,341	49,806	39,343
Total liabilities	490,439	524,387	297,330
Total stockholders’ equity	1,108,577	1,053,354	843,158
Total liabilities and stockholders’ equity	$1,599,016	$1,577,741	$1,140,488

Under Armour, Inc.
For the Quarter Ended March 31, 2014 and 2013
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$13,538	$7,814
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	17,320	11,842
Unrealized foreign currency exchange rate losses	655	606
Loss on disposal of property and equipment	52	56
Stock-based compensation	13,220	11,908
Deferred income taxes	(6,913)	(5,668)
Changes in reserves and allowances	2,282	3,617
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(121,091)	(76,018)
Inventories	(3,915)	(4,323)
Prepaid expenses and other assets	(15,479)	9,559
Accounts payable	7,141	(10,558)
Accrued expenses and other liabilities	(25,841)	(11,780)
Income taxes payable and receivable	(28,505)	(11,591)
Net cash used in operating activities	(147,536)	(74,536)
Cash flows from investing activities
Purchases of property and equipment	(39,715)	(18,329)
Purchase of business	(10,924)	—
Purchases of other assets	(261)	—
Net cash used in investing activities	(50,900)	(18,329)
Cash flows from financing activities
Payments on long term debt	(1,265)	(1,443)
Excess tax benefits from stock-based compensation arrangements	24,038	4,222
Proceeds from exercise of stock options and other stock issuances	8,627	4,670
Net cash provided by financing activities	31,400	7,449
Effect of exchange rate changes on cash and cash equivalents	(527)	(703)
Net decrease in cash and cash equivalents	(167,563)	(86,119)
Cash and cash equivalents
Beginning of period	347,489	341,841
End of period	$179,926	$255,722

Non-cash investing and financing activities
Decrease in accrual for property and equipment	$(8,650)	$(7,380)